As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0865505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Colonial Road Manchester, Connecticut	06042
(Address of principal executive offices)	(Zip Code)

LYDALL, INC. 2012 STOCK INCENTIVE PLAN

(Full title of the plan)

Paul G. Igoe, Esq.

Vice President, General Counsel and Secretary

Lydall, Inc.

One Colonial Road

Manchester, Connecticut 06042

(Name and address of agent for service)

(860) 646-1233

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.10 per share	2,937,083	$10.76	$31,603,013	$3,621.71

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common stock, par value $0.10 per share (“Common Stock”) of Lydall, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Lydall, Inc. 2012 Stock Incentive Plan (the “Plan”), consisting of 1,750,000 shares immediately available under the Plan and up to 1,187,083 shares which will become available for issuance under the Plan if and to the extent currently outstanding awards under the Company’s predecessor plans are forfeited, and any additional shares that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Computed pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, solely for purposes of computing the registration fee, based on the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on April 30, 2012.

PART I

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

(a)   The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, and Current Reports filed on Form 8-K since December 31, 2011, each filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)   The description of the Company’s Common Stock which is contained in its registration statement filed on Form 8-A under the Exchange Act, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Article 9 of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant will indemnify, to the fullest extent authorized by the DGCL, each individual serving as a current or former director, officer, employee or agent of the Registrant, or of another entity at the request of the Registrant, against any loss or liability incurred by such individual as a result of official duties performed as a director, officer, employee or agent of the Company or such other entity. The indemnification includes the right to payment in advance for expenses incurred, to the extent permitted by the DGCL and subject to an undertaking in certain cases.

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Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant has also entered into indemnification agreements with certain of its officers and its non-employee directors. These agreements provide that the Registrant will indemnify such officers and directors against expenses and liabilities to the fullest extent permitted by applicable law.

In addition, the Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Certificate of Incorporation of the Registrant, as amended through the date of filing of this registration statement, filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K dated March 12, 2004 and incorporated herein by reference.
4.2	Bylaws of the Registrant, as amended and restated as of December 11, 2003, filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K dated March 12, 2004 and incorporated herein by reference.
5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
99.1	Lydall, Inc. 2012 Stock Incentive Plan, filed as Appendix A to the Registrant’s Proxy Statement dated March 16, 2012 and incorporated herein by reference.

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Lydall, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Manchester, State of Connecticut, on the 4TH day of May, 2012.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dale G. Barnhart	President, Chief Executive Officer and Director	May 4, 2012
Dale G. Barnhart	(Principal Executive Officer)

/s/ Erika H. Steiner	Vice President, Chief Financial Officer & Treasurer	May 4, 2012
Erika H. Steiner	(Principal Financial Officer)

/s/ James V. Laughlan	Chief Accounting Officer and Controller	May 4, 2012
James V. Laughlan	(Principal Accounting Officer)

/s/ W. Leslie Duffy	Chairman of the Board of Directors	May 4, 2012
W. Leslie Duffy

/s/ Kathleen Burdett	Director	May 4, 2012
Kathleen Burdett

/s/ Matthew T. Farrell	Director	May 4, 2012
Matthew T. Farrell

/s/ Marc T. Giles	Director	May 4, 2012
Marc T. Giles

/s/ William D. Gurley	Director	May 4, 2012
William D. Gurley

/s/ Suzanne Hammett	Director	May 4, 2012
Suzanne Hammett

/s/ S. Carl Soderstrom, Jr.	Director	May 4, 2012
S. Carl Soderstrom, Jr.

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EXHIBIT INDEX

Exhibit Number
4.1	Certificate of Incorporation of the Registrant, as amended through the date of filing of this registration statement, filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K dated March 12, 2004 and incorporated herein by reference.
4.2	Bylaws of the Registrant, as amended and restated as of December 11, 2003, filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K dated March 12, 2004 and incorporated herein by reference.
5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
99.1	Lydall, Inc. 2012 Stock Incentive Plan, filed as Appendix A to the Registrant’s Proxy Statement dated March 16, 2012 and incorporated herein by reference.